Exhibit 99.2

NEWS RELEASE
American Enters Into Letter of Intent To Receive Approximately $44 Million From Sale of Powder
River Basin, WY Assets
DENVER, February 26, 2010 — American Oil & Gas Inc. (NYSE AMEX: AEZ) has entered into a letter of intent with a large independent oil and natural gas production company to sell all of American’s ownership in non-producing wells, producing wells and undeveloped acreage located in the Powder River Basin of Wyoming for approximately $44 million. The sale will include all of American’s ownership in the Fetter and Krejci projects. The letter of intent is subject to land due diligence by the purchaser and other conditions and is expected to close by March 31, 2010.
Pat O’Brien, CEO of American commented, “Closing of this sale should allow us to focus our financial and human resources primarily on accelerating the development of the Bakken and Three Forks potential within our Goliath project area. While our Fetter project has recently demonstrated encouraging results from several re-completions into the Niobrara formation, we firmly believe it will take considerable time and considerable financial resources to move this project forward with a risk profile that is more appropriate for a larger organization.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.
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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 – Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184

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